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                                                                  Exhibit 11.1


            Statement Regarding Computation of Earnings Per Share

                        VIRUS RESEARCH INSTITUTE, INC.

                        (a development stage company)
              COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE



                                                       Year Ended December 31,
                                                        1996            1995
                                                    ----------------------------
Net loss                                             ($1,581,936)   ($6,297,028)

Shares used in computing net
     loss per common share:
     Weighted average common stock
         outstanding during the period                 2,120,604        688,720
     Conversion of redeemable
         convertible preferred stock (1)               5,519,122      5,415,951
     Dilutive effect of common
         equivalent shares -- "cheap stock" (2)              N/A        286,783
     Common stock equivalents (3)                            N/A            N/A
                                                      -------------------------
Weighted average common shares
         outstanding                                   7,639,726      6,391,454

Pro forma net loss per common share                  ($     0.21)   ($     0.99)
                                                      =========================

[FN]
(1) Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing of the Company's Registration Statement for its initial public offering have been included as common equivalents for periods prior to the initial public offering.

(3) No common stock equivalents have been included in the year ended December 31, 1996 as their effect would be antidilutive.






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